Exhibit 10.10

AGREEMENT OF CONVEYANCE, TRANSFER AND ASSIGNMENT OF ASSETS AND ASSUMPTION OF OBLIGATIONS

This Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (“Transfer and Assumption Agreement”) is made as of December 11, 2009, by and between ALLAY ONLINE MARKETING, LLC a Nevada limited liability company and JOSEPH A. NOEL ( collectively, “Assignor”), and YesDTC, Inc., a Delaware corporation (“Assignee”).

WHEREAS, Assignor desires to convey, transfer and assign to Assignee, and Assignee desires to acquire from Assignor, all of the assets set forth on Schedule A attached hereto (collectively, the “Assets”), and in connection therewith, Assignee has agreed to assume certain of the liabilities of Assignor relating to the Assets, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Assignment.

1.1.           Assignment of Assets.  For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Assignor, Assignor does hereby assign, grant, bargain, sell, convey, transfer and deliver to Assignee, and its successors and assigns, all of Assignor’s right, title and interest in, to and under the Assets.

1.2           Further Assurances.  Assignor shall from time to time after the date hereof at the request of Assignee and without further consideration execute and deliver to Assignee such additional instruments of transfer and assignment, including without limitation any bills of sale, assignments of leases, deeds, and other recordable instruments of assignment, transfer and conveyance, in addition to this Transfer and Assumption Agreement, as Assignee shall reasonably request to evidence more fully the assignment by Assignor to Assignee of the Assets.

Section 2.  Assumption.

2.1           Assumed Liabilities.  As of the date hereof, Assignee hereby assumes and agrees to pay, perform and discharge, fully and completely, those liabilities, commitments, contracts, agreements, obligations or other claims against Assignor, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise associated with the Assets assigned, as set forth on Schedule B attached hereto (the “Liabilities”).

2.2           Further Assurances.  Assignee shall from time to time after the date hereof at the request of Assignor and without further consideration execute and deliver to Assignor such additional instruments of assumption in addition to this Transfer and Assumption Agreement as Assignor shall reasonably request to evidence more fully the assumption by Assignee of the Liabilities.

Section 3.  Governing Law.  This Transfer and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within that state, except that any conveyances of leaseholds and real property made herein shall be governed by the laws of the respective jurisdictions in which such property is located.

Section 4. Legal Representation.  Each party hereto acknowledges that it has been represented by independent legal counsel in the preparation of the Agreement.  Each party recognizes and acknowledges that counsel to the Assignee has represented other shareholders of the Assignee and may, in the future, represent others in connection with various legal matters and each party waives any conflicts of interest and other allegations that it has not been represented by its own counsel.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO AGREEMENT OF CONVEYANCE]

IN WITNESS WHEREOF, this Transfer and Assumption Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

ALLAY ONLINE MARKETING, LLC

By:/s/ Joseph Noel
Name:  Joseph Noel
Title: Manager

/s/ Joseph Noel
Joseph Noel

YESDTC, INC.

By: /s/ Joseph Noel
       Name: Joseph Noel
       Title: Chief Executive Officer

SCHEDULE A

List of Assets

All rights, of whatever kind and nature whatsoever, to offer, distribute, make, sell, use, market or promote any and all products now or hereafter owned or acquired, owned, licensed, distributed or sold by or through Assignor, including the right to enforce any patents and agreements and the proceeds therefrom, including, without limitation the following (and Assignor agrees for itself and its members and affiliates it will not engage in such business or activities):

1.	All agreements now or hereafter with BIOELECTRONICS, CORP. (BIEL)
2.
Distribution, marketing, licensing and similar rights and agreements with BIOELECTRONICS, CORP. for products which may presently or in the future be developed by BIOLECTRONICS CORP., or distributed on behalf of such company or its affiliates, including any renewals, extensions and replacements thereto.

3.	All rights associated with the product and marketing of a device referred to as the “Allay Period Relief Patch,” “ActiPatch” and similar products.
4.
US FDA applications and approvals, if any, owned or under which any third party has or obtains such rights or approvals related to any of the Assets (including US FDA 510(K) applications and approvals).

5.	Patent, trademark and copyright rights by and to the Assets.
6.	Licenses, manufacturing or distribution rights, studies, reports, presentations, reviews, notebooks, and all other books and records associated with the assets assigned.
7.	Inventory, work in process, raw materials, and supplies related to Assets
8.
Film, video, stills, advertising, performances and recordings, informercials, interstitials, DRTV spots, Internet Commercials and direct response marketing rights and assets, licenses, consents, prepaid or reserved media buys and other rights and all similar rights and productions related to the Assets of whatever nature or location (including all spokesperson and sponsor rights, consents and licenses).

9.
Websites and addresses, URLs, key words and phrases, search terms and any and all internet marketing rights or assets related to the Assets assigned of whatever nature or location (including AllayPatch.com).

10.	Schuleberg Media Works rights, work product, work in process, developments, treatments and all other rights, agreements, assets and understandings.
11.	All future rights or products similar to the above related to medical or therapeutic devices or products.

SCHEDULE B

List of Liabilities

1.	$45,000 obligation payable to Shuleberg Media Works.